.
Exhibit 99.1
BJ’s Wholesale Club Holdings, Inc. Announces Third Quarter Fiscal 2022 Results
Strong comparable sales growth highlights record third quarter
Company raises fiscal year 2022 guidance

Third Quarter Fiscal 2022 Highlights
•Total comparable club sales increased by 9.7% year-over-year.
•Comparable club sales, excluding gasoline sales, increased by 5.3% year-over-year.
•Membership fee income increased by 8.7% year-over-year to $99.5 million.
•Digitally enabled sales growth was 43.0% year-over-year.
•Earnings per diluted share of $0.95 reflects a 3.3% year-over-year increase.
•Adjusted earnings per diluted share of $0.99 reflects a 8.8% year-over-year increase.
•Cash from operating activities was $173.1 million and free cash flow was $78.7 million.
•The Company opened three new clubs in the third quarter.

Marlborough, Mass. (November 17, 2022) – BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) (the "Company") today announced its financial results for the thirteen and thirty-nine weeks ended October 29, 2022.

“We reported another quarter of strong results, demonstrating the power of our business model,” said Bob Eddy, President and Chief Executive Officer, BJ’s Wholesale Club. “Our consistent focus on delivering value to our members at a time when they need it most will bolster our business for the future. Our member base is growing in both size and quality. We are improving our merchandising to deliver amazing value. We are offering more convenience for our members through a great digital experience. We are expanding our footprint into new and existing markets. We have a great team and a competitive strategy, and the investments we continue to make in our Company position us well for long-term growth and sustainable value creation.”

Key Measures for the Thirteen Weeks Ended October 29, 2022 (Third Quarter Fiscal 2022) and for the Thirty-Nine Weeks Ended October 29, 2022 (Year-to-date Fiscal 2022):
BJ'S WHOLESALE CLUB HOLDINGS, INC.
(Amounts in thousands, except per share amounts)

	13 Weeks Ended October 29, 2022	13 Weeks Ended October 30, 2021	% Growth	39 Weeks Ended October 29, 2022	39 Weeks Ended October 30, 2021	% Growth
Net sales	$4,685,834	$4,172,594	12.3%	$14,090,673	$12,042,830	17.0%
Membership fee income	99,485	91,493	8.7%	294,897	266,634	10.6%
Total revenues	4,785,319	4,264,087	12.2%	14,385,570	12,309,464	16.9%

Operating income	191,968	170,156	12.8%	545,193	460,194	18.5%
Income from continuing operations	131,394	126,602	3.8%	384,862	319,185	20.6%
Adjusted EBITDA (a)	272,305	228,399	19.2%	766,804	650,949	17.8%
Net income	129,942	126,517	2.7%	383,396	319,084	20.2%
EPS (b)	0.95	0.92	3.3%	2.81	2.31	21.6%
Adjusted net income (a)	135,830	125,935	7.9%	398,550	338,954	17.6%
Adjusted EPS (a)	0.99	0.91	8.8%	2.92	2.45	19.2%
Basic weighted average shares outstanding	134,091	135,582	(1.1)%	134,225	135,604	(1.0)%
Diluted weighted average shares outstanding	136,621	138,005	(1.0)%	136,630	138,288	(1.2)%
(a)See “Note Regarding Non-GAAP Financial Information.”
(b)EPS represents earnings per diluted share.

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Additional Highlights:
•Total comparable club sales increased by 9.7% in the third quarter of fiscal 2022 compared to the third quarter of fiscal 2021. Excluding the impact of gasoline sales, comparable club sales increased by 5.3% in the third quarter of fiscal 2022 compared to the same period in fiscal 2021. Total year-to-date comparable club sales increased by 14.6% in fiscal 2022 compared to fiscal 2021. Excluding the impact of gasoline sales, year-to-date comparable club sales increased by 5.7% in fiscal 2022 compared to fiscal 2021.
•Gross profit increased to $877.1 million in the third quarter of fiscal 2022 from $791.2 million in the third quarter of fiscal 2021. Merchandise gross margin rate, which excludes gasoline sales and membership fee income, decreased 30 basis points over the same quarter of fiscal 2021. Gross profit increased to $2,528.3 million year-to-date in fiscal 2022 from $2,281.5 million in fiscal 2021. Merchandise gross margin rate decreased 40 basis points year-to-date in fiscal 2022 compared to fiscal 2021. The quarter-to-date merchandise margins were impacted by increased supply chain costs and investments in inflationary categories. On a year-to-date basis, merchandise margins were impacted by increased supply chain costs as well as investments in inflationary categories and markdowns in general merchandise inventory.
•Selling, general and administrative expenses ("SG&A") increased to $674.4 million in the third quarter of fiscal 2022 compared to $618.0 million in the third quarter of fiscal 2021. SG&A increased to $1,961.6 million year-to-date in fiscal 2022 compared to $1,816.0 million in fiscal 2021. The quarter-to-date increase was primarily driven by increased labor and occupancy costs as a result of new club and gas station openings, as well as incremental costs related to the transition of the Company’s new home office. The year-to-date increase was driven by increased labor costs as a result of last year’s wage investments as well as the acquisition and integration expenses related to the acquisition of assets from Burris Logistics.
•Operating income increased to $192.0 million, or 4.0% of total revenues, in the third quarter of fiscal 2022 compared to $170.2 million, or 4.0% of total revenues, in the third quarter of fiscal 2021. Operating income increased to $545.2 million, or 3.8% of total revenues, year-to-date in fiscal 2022 compared to $460.2 million, or 3.7% of total revenues, year-to-date in fiscal 2021.
•Adjusted EBITDA increased 19.2% to $272.3 million in the third quarter of fiscal 2022 compared to $228.4 million in the third quarter of fiscal 2021. Adjusted EBITDA increased 17.8% to $766.8 million year-to-date in fiscal 2022 compared to $650.9 million year-to-date in fiscal 2021.
•Income tax expense increased to $48.1 million in the third quarter of fiscal 2022 compared to $31.7 million in the third quarter of fiscal 2021. Income tax expense increased to $129.2 million year-to-date in fiscal 2022 compared to $93.4 million year-to-date in fiscal 2021. For both periods, this increase was primarily due to higher operating income year-over-year and lower excess tax benefits.
•Inventory increased to $1.50 billion at the end of the third quarter of fiscal 2022 from $1.26 billion in the same quarter in fiscal 2021. Inventory balances at the end of the third quarter of fiscal 2022 include $96.3 million of perishable inventory related to the acquisition of four distribution centers and related private transportation fleet from Burris Logistics earlier in the year.
•The Company reduced outstanding debt in the third quarter of fiscal 2022 by $154.3 million from the second quarter of fiscal 2022, maintaining a net debt to last twelve month adjusted EBITDA ratio of 0.9x.
•Under its existing share repurchase program, the Company repurchased 684,819 shares of common stock, totaling $50.1 million in the third quarter of fiscal 2022. Year-to-date in fiscal 2022, the Company repurchased 1,608,325 shares of common stock, totaling $108.7 million, under such program.

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Fiscal 2022 Ending January 28, 2023 Outlook

“We are optimistic about the outlook on our business given the sustained strength in our grocery business and our gains in market share,” said Laura Felice, Executive Vice President, Chief Financial Officer, BJ's Wholesale Club. “We now expect fiscal year 2022 comparable club sales growth, excluding the impact of gasoline sales, to be in the 5.0% to 5.5% range. While we expect continued merchandise margin rate pressure, we also now expect fiscal year 2022 EPS to be in the $3.70 to $3.80 range. We remain confident that the strength of our core business and our intense focus on delivering value will continue to drive long-term growth.”
Conference Call Details
A conference call to discuss the third quarter of fiscal 2022 financial results is scheduled for today, November 17, 2022, at 8:30 A.M. Eastern Time. The live audio webcast of the call can be accessed under the “Events & Presentations” section of the Company’s investor relations website at https://investors.bjs.com and will remain available for one year. Participants may also dial (844) 200-6205 within the U.S. or (929) 526-1599 outside the U.S. and reference conference ID 239834. A telephonic replay will be available two hours after the conclusion of the call for one week and can be accessed by dialing (929) 458-6194 or (866) 813-9403 and referencing conference ID 614801.
About BJ’s Wholesale Club Holdings, Inc.
Headquartered in Marlborough, Massachusetts, BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) is a leading operator of membership warehouse clubs in the Eastern United States focused on delivering significant value to its members. The Company provides a curated assortment of grocery, general merchandise, gasoline and other ancillary services to offer a differentiated shopping experience that is further enhanced by its omnichannel capabilities. Since pioneering the warehouse club model in New England in 1984, the Company currently operates 233 clubs and 163 BJ's Gas® locations in 18 states. For more information, please visit us at www.bjs.com or on Facebook, Twitter or Instagram.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our strategic priorities; our anticipated fiscal 2022 outlook; and our future progress, as well as statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to: uncertainties in the financial markets, consumer and small business spending patterns and debt levels; our dependence on having a large and loyal membership; domestic and international economic conditions, including inflation and exchange rates; our ability to procure the merchandise we sell at the best possible prices; the effects of competition and regulation; our dependence on vendors to supply us with quality merchandise at the right time and at the right price; breaches of security or privacy of member or business information; conditions affecting the acquisition, development, ownership or use of real estate; our capital spending; actions of vendors; our ability to attract and retain a qualified management team and other team members; costs associated with employees (generally including health care costs), energy and certain commodities, geopolitical conditions (including tariffs); the risks and uncertainties related to the impact of the COVID-19 pandemic, including the duration, scope and severity of the pandemic, federal, state and local government actions or restrictive measures implemented in response to COVID-19, the effectiveness of such measures, as well as the effect of any relaxation or revocation of current restrictions, and the direct and indirect impact of such measures; changes in our product mix or in our revenues from gasoline sales; our failure to successfully maintain a relevant omnichannel experience for our members; risks related to our growth strategy to open new clubs; risks related to our e-commerce business; our ability to realize the benefits of the Burris acquisition; and other important factors discussed under the caption “Risk Factors” in our Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 17, 2022 and our Form 10-Q filed with the SEC on August 26, 2022, which is accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

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These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.
Non-GAAP Financial Measures
We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information" and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the Non-GAAP financial measures to the most comparable GAAP financial measures.

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BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended October 29, 2022	Thirteen Weeks Ended October 30, 2021	Thirty-Nine Weeks Ended October 29, 2022	Thirty-Nine Weeks Ended October 30, 2021
Net sales	$4,685,834	$4,172,594	$14,090,673	$12,042,830
Membership fee income	99,485	91,493	294,897	266,634
Total revenues	4,785,319	4,264,087	14,385,570	12,309,464
Cost of sales	3,908,219	3,472,869	11,857,263	10,027,991
Selling, general and administrative expenses	674,426	617,991	1,961,606	1,816,014
Pre-opening expense	10,706	3,071	21,508	5,265
Operating income	191,968	170,156	545,193	460,194
Interest expense, net	12,450	11,854	31,166	47,567
Income from continuing operations before income taxes	179,518	158,302	514,027	412,627
Provision for income taxes	48,124	31,700	129,165	93,442
Income from continuing operations	131,394	126,602	384,862	319,185
Loss from discontinued operations, net of income taxes	(1,452)	(85)	(1,466)	(101)
Net income	$129,942	$126,517	$383,396	$319,084
Income per share attributable to common stockholders - basic:
Income from continuing operations	$0.98	$0.93	$2.87	$2.35
Loss from discontinued operations	(0.01)	—	(0.01)	—
Net income	$0.97	$0.93	$2.86	$2.35
Income per share attributable to common stockholders - diluted:
Income from continuing operations	$0.96	$0.92	$2.82	$2.31
Loss from discontinued operations	(0.01)	—	(0.01)	—
Net income	$0.95	$0.92	$2.81	$2.31
Weighted average number of shares outstanding:
Basic	134,091	135,582	134,225	135,604
Diluted	136,621	138,005	136,630	138,288

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BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)
(Unaudited)

	October 29, 2022	October 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$34,644	$84,691
Accounts receivable, net	251,978	200,315
Merchandise inventories	1,504,368	1,255,659
Prepaid expense and other current assets	72,285	58,622
Total current assets	1,863,275	1,599,287

Operating lease right-of-use assets, net	2,163,504	2,151,255
Property and equipment, net	1,296,151	880,904
Goodwill	1,008,816	924,134
Intangibles, net	117,814	127,260
Deferred taxes	4,341	5,167
Other assets	25,002	22,233
Total assets	$6,478,903	$5,710,240

LIABILITIES
Current liabilities:
Short-term debt	$295,000	$—
Current portion of operating lease liabilities	176,659	137,036
Accounts payable	1,363,734	1,235,763
Accrued expenses and other current liabilities	764,572	731,297
Total current liabilities	2,599,965	2,104,096

Long-term lease liabilities	2,085,625	2,082,287
Long-term debt	600,123	748,149
Deferred income taxes	70,432	33,995
Other noncurrent liabilities	179,883	173,977

STOCKHOLDERS' EQUITY	942,875	567,736
Total liabilities and stockholders' equity	$6,478,903	$5,710,240

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BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Thirty-Nine Weeks Ended October 29, 2022	Thirty-Nine Weeks Ended October 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$383,396	$319,084
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	149,259	135,664
Amortization of debt issuance costs and accretion of original issue discount	2,282	2,555
Debt extinguishment charges	687	657
Stock-based compensation expense	27,965	42,428
Deferred income tax provision (benefit)	18,474	(17,659)
Changes in leases and other non-cash items	32,972	6,112
Increase (decrease) in cash due to changes in:
Accounts receivable	(76,649)	(27,596)
Merchandise inventories	(173,361)	(49,964)
Accounts payable	250,951	247,689
Accrued expenses	(3,802)	72,525
Other operating assets and liabilities, net	3,933	1,680
Net cash provided by operating activities	616,107	733,175
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment, net of disposals and proceeds from sale leaseback transactions	(283,216)	(203,418)
Acquisition	(376,521)	—
Net cash used in investing activities	(659,737)	(203,418)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long term debt	(50,000)	—
Payments on First Lien Term Loan	(100,000)	(100,000)
Proceeds from revolving lines of credit	1,110,000	—
Payments on revolving lines of credit	(815,000)	(260,000)
Debt issuance costs paid	(2,733)	—
Net cash received from stock option exercises	6,545	18,479
Net cash received from Employee Stock Purchase Program (ESPP)	2,331	1,877
Acquisition of treasury stock	(127,458)	(149,449)
Proceeds from financing obligations	13,699	1,333
Changes in finance leases and other financing activities	(4,546)	(824)
Net cash provided by (used in) financing activities	32,838	(488,584)
Net increase (decrease) in cash and cash equivalents	(10,792)	41,173
Cash and cash equivalents at beginning of period	45,436	43,518
Cash and cash equivalents at end of period	$34,644	$84,691

Note Regarding Non-GAAP Financial Information
This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to last twelve months (“LTM”) adjusted EBITDA.

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We define adjusted net income as net income attributable to common stockholders adjusted for: stock-based compensation related to acceleration of stock awards; acquisition and integration costs; incremental home office expense; severance; charges related to debt payments; gain or loss on cash flow hedge; and the tax impact of the foregoing adjustments on net income.
We define adjusted net income per diluted share as adjusted net income divided by the weighted-average diluted shares outstanding.
We define adjusted EBITDA as income from continuing operations before interest expense, net, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including: stock-based compensation expense; pre-opening expenses; acquisition and integration costs; non-cash rent; severance and other adjustments.
We define free cash flow as net cash provided by operating activities less additions to property and equipment, net of disposals, plus proceeds from sale leaseback transactions.
We define net debt as total debt outstanding less cash and cash equivalents.
We define net debt to LTM adjusted EBITDA as net debt at the balance sheet date divided by adjusted EBITDA for the trailing twelve-month period.
We present adjusted net income, adjusted net income per diluted share and adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe such measures assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, adjusted EBITDA excludes pre-opening expenses, because we do not believe these expenses are indicative of the underlying operating performance of our clubs. The amount and timing of pre-opening expenses are dependent on, among other things, the size of new clubs opened and the number of new clubs opened during any given period.
Management believes that adjusted net income, adjusted net income per diluted share and adjusted EBITDA are helpful in highlighting trends in our core operating performance compared to other measures, which can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We use adjusted net income, adjusted net income per diluted share and adjusted EBITDA to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies; to make budgeting decisions; and to compare our performance against that of other peer companies using similar measures. We also use adjusted EBITDA in connection with establishing discretionary annual incentive compensation.
We present free cash flow, which is not a recognized financial measure under GAAP, because we use it to report to our Board of Directors and we believe it assists investors and analysts in evaluating our liquidity. Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure. We present net debt and net debt to LTM adjusted EBITDA, which are not recognized as financial measures under GAAP, because we use them to report to our Board of Directors and we believe they assist investors and analysts in evaluating our borrowing capacity. Net debt to LTM adjusted EBITDA is a key financial measure that is used by management to assess the borrowing capacity of the Company.
You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net income, adjusted net income per diluted share, adjusted EBITDA and net debt to LTM adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or like some of the adjustments in our presentation of these metrics. Our presentation of adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA should not be considered as alternatives to any other measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of adjusted net income, adjusted net income per diluted share, adjusted EBITDA or net debt to LTM adjusted EBITDA in the future, and any such modification may be material. In addition, adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries. Additionally, adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.

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Reconciliation of GAAP to Non-GAAP Financial Information

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of net income to adjusted net income and adjusted net income per diluted share
(Amounts in thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended October 29, 2022	13 Weeks Ended October 30, 2021	39 Weeks Ended October 29, 2022	39 Weeks Ended October 30, 2021
Net income as reported	$129,942	$126,517	$383,396	$319,084
Adjustments:
Stock-based compensation related to acceleration of stock awards (a)	—	—	—	17,494
Acquisition and integration costs (b)	857	—	12,324	—
Home office transition costs (c)	5,897	—	7,096	—
Impairment expense on discontinued operations club lease	1,199	—	1,199	—
(Gain) loss on cash flow hedge (d)	—	(808)	(165)	7,146
Charges related to debt payments (e)	298	—	687	657
Severance (f)	—	—	—	2,300
Tax impact of adjustments to net income (g)	(2,363)	226	(5,987)	(7,727)
Adjusted net income	$135,830	$125,935	$398,550	$338,954

Weighted-average diluted shares outstanding	136,621	138,005	136,630	138,288
Adjusted net income per diluted share (h)	$0.99	$0.91	$2.92	$2.45
(a)Represents accelerated vesting of equity awards, which were related to the passing of a former executive.
(b)Represents costs related to the acquisition and integration of assets from Burris Logistics, including due diligence, legal, and other consulting expenses.
(c)Represents incremental rent expense, other non-recurring lease costs and write-off of impaired assets as the Company transitions home office locations in fiscal 2022.
(d)Represents the reclassification into earnings of accumulated other comprehensive income associated with the de-designation of hedge accounting.
(e)Represents the expensing of fees and deferred fees and original issue discount associated with the partial prepayment of debt in fiscal 2021 and extinguishment cost related to the ABL Facility in fiscal 2022.
(f)Represents severance charges associated with labor reductions that resulted from the realignment of our field operations.
(g)Represents the tax effect of the above adjustments at a statutory tax rate of approximately 28%.
(h)Adjusted net income per diluted share is measured using weighted average diluted shares outstanding.
BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to Adjusted EBITDA
(Amounts in thousands)
(Unaudited)

	13 Weeks Ended October 29, 2022	13 Weeks Ended October 30, 2021	39 Weeks Ended October 29, 2022	39 Weeks Ended October 30, 2021
Income from continuing operations	$131,394	$126,602	$384,862	$319,185
Interest expense, net	12,450	11,854	31,166	47,567
Provision for income taxes	48,124	31,700	129,165	93,442
Depreciation and amortization	52,166	45,830	149,259	135,664
Stock-based compensation expense	9,463	7,794	27,965	42,428
Pre-opening expenses (a)	10,707	3,071	21,508	5,265
Non-cash rent (b)	1,025	1,387	3,127	4,569
Acquisition and integration costs (c)	857	—	12,324	—
Home office transition costs (d)	5,897	—	7,096	—
Severance (e)	—	—	—	2,300
Other adjustments (f)	222	161	332	529
Adjusted EBITDA	$272,305	$228,399	$766,804	$650,949
(a)Represents direct incremental costs of opening or relocating a facility that are charged to operations as incurred.
(b)Consists of an adjustment to remove the non-cash portion of rent expense.
(c)Represents costs related to the acquisition and integration of assets from Burris Logistics, including due diligence, legal, and other consulting expenses.
(d)Represents incremental rent expense, other non-recurring lease costs and write-off of impaired assets as the Company transitions home office locations in fiscal 2022.
(e)Represents severance charges associated with labor reductions that resulted from the realignment of our field operations.
(f)Other non-cash items, including non-cash accretion on asset retirement obligations, obligations associated with our post-retirement medical plan.

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BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to Free Cash Flow
(Amounts in thousands)
(Unaudited)

	13 Weeks Ended October 29, 2022	13 Weeks Ended October 30, 2021	39 Weeks Ended October 29, 2022	39 Weeks Ended October 30, 2021
Net cash provided by operating activities	$173,055	$173,862	$616,107	$733,175
Less: Additions to property and equipment, net of disposals	102,774	74,690	294,308	222,498
Plus: Proceeds from sale leaseback transactions	8,418	—	11,092	19,080
Free cash flow	$78,699	$99,172	$332,891	$529,757
BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of Net Debt and Net Debt to LTM adjusted EBITDA
(Amounts in thousands)
(Unaudited)

	October 29, 2022
Total debt	$895,123
Less: Cash and cash equivalents	34,644
Net Debt	$860,479

Income from continuing operations	$492,437
Interest expense, net	43,043
Provision for income taxes	166,842
Depreciation and amortization	194,142
Stock-based compensation expense	39,374
Pre-opening expenses	31,145
Non-cash rent	4,704
Acquisition and integration costs	15,828
Home Office Transition Costs	7,096
Other adjustments	794
Adjusted EBITDA	$995,405

Net debt to LTM adjusted EBITDA	0.9	x
See descriptions of adjustments in the “Reconciliation to Adjusted EBITDA (unaudited)” table above.

Investor Contact:
Catherine Park
Vice President, Investor Relations
cpark@bjs.com
774-512-6744
Media Contact:
Peter Frangie
Vice President, Corporate Communications
pfrangie@bjs.com
774-512-6978